EXHIBIT 10.22

AMENDMENT TO THE INVESTMENT AGREEMENT ENTERED INTO ON JULY 19, 2013, BETWEEN AMERICAN RESIDENTIAL FASTIGHETER AB (AMREFA) AND PROGREEN PROPERTIES, INC. (PROGREEN)

It was agreed on March 15, 2015, to make the following amendment to the agreement signed between the parties on July 19, 2013. The agreement will though be considered in effect retroactively since January 7, 2015.

The bases of this amendment, is that in lieu of the interest referred to under paragraph 4 in the initial agreement, the parties will future transactions what could best be described as a joint venture for each property transaction according to the following:

a)       ProGreen identifies a suitable property to purchase.

b)       The property is purchased either by a specific joint venture entity or directly by American Residential GAP LLC. (ARG)

c)       AMREFA/ARG will provide all cost of the purchase as well as for the renovation/upgrade/maintenance.

d)       If the property is designated as a rental property, a tenant will be identified and the property will be rented. A valuation of the property will be established based on the net rental return after deduction of property taxes, property management fees, association fees, if applicable and insurance. The resulting rental return will then be divided with 9.5%, resulting in the valuation of the property for the purpose profit sharing in the property between ARG and ProGreen. The total cost for the property up to this point, will then be deducted from the resulting value and the difference will constitute the profit. This resulting profit will be shared in equal parts between ProGreen and ARG. The part corresponding to ProGreen will then be paid out in cash. EX. Purchase price: $80,000, renovation cost $30,000, total cost $110,000. Net annual rental return as per above, $14,000 : 9.5% = $147,000 - $110,000, net profit $37,000. $18,500 being paid to ProGreen and $18,500 being credited to ARG, resulting in ARG acquiring the property for a net price of $128,500. This will then in turn result in a net rental return of 10.9% for ARG.

e)       If the property instead is decided to be sold in the open market, the resulting net profit between total cost and net sales price, will be split equally between the parties and dispersed at the time of sale to both parties.

Birmingham March 15, 2015

PROGREEN PROPERTIES, INC.	AMERICAN RESIDENTIAL FASTIGHETER AB

/s/ Jan Telander	/s/ Michael Lindstrom
President	President